Exhibit (a)(1)(A)

Offer to Purchase for Cash
Up to 3,740,000 Shares of Common Stock
of
WHITE ELECTRONIC DESIGNS CORPORATION
at
$4.25 Net Per Share
by
Desert Equity LP

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 16, 2009, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.  THE OFFER IS SUBJECT TO CERTAIN CONDITIONS.  SEE SECTION 13 OF THIS OFFER TO PURCHASE, “CONDITIONS TO THE OFFER.”

DESERT EQUITY LP IS CONTROLLED BY ITS SOLE GENERAL PARTNER, DESERT MANAGEMENT LLC, A DELAWARE LIMITED LIABILITY COMPANY, WHOSE SOLE MEMBER AND MANAGER IS BRIAN R. KAHN, THE CHAIRMAN OF WHITE ELECTRONIC DESIGNS CORPORATION’S BOARD OF DIRECTORS.

CAIMAN PARTNERS, L.P., A DELAWARE LIMITED PARTNERSHIP, HAS COMMITTED TO PROVIDE DESERT EQUITY LP WITH THE FUNDS NECESSARY TO PURCHASE SHARES TENDERED IN THE OFFER AND PAY THE RELATED FEES AND EXPENSES.  CAIMAN PARTNERS, L.P. IS CONTROLLED BY ITS GENERAL PARTNER, CAIMAN CAPITAL GP, L.P., A DELAWARE LIMITED PARTNERSHIP.  CAIMAN CAPITAL GP, L.P. IS CONTROLLED BY ITS MANAGING GENERAL PARTNER, CAIMAN CAPITAL MANAGEMENT, LLC, A DELAWARE LIMITED LIABILITY COMPANY, WHO IS CONTROLLED BY ITS MANAGING MEMBER, BRIAN R. KAHN.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT

Any shareholder desiring to tender all or any portion of that shareholder’s shares should either (1) complete and sign the letter of transmittal, or a facsimile thereof, in accordance with the instructions to the letter of transmittal, have that shareholder’s signature thereon guaranteed if instruction 1 to the letter of transmittal so requires, mail or deliver the letter of transmittal, or facsimile, or, in the case of a book-entry transfer effected by the procedure set forth in Section 2 of this Offer to Purchase, “Procedure for Tendering Shares,” an agent’s message (as defined therein), and any other required documents to the depositary and either deliver the certificates for those shares to the depositary along with the letter of transmittal, or facsimile, or deliver those shares in accordance with the procedure for book-entry transfer set forth in Section 2 of this Offer to Purchase, “Procedure for Tendering Shares,” or (2) request that shareholder’s bank, broker, dealer, trust company or other nominee effect the transaction for that shareholder.  A shareholder having shares registered in the name of a bank, broker, dealer, trust company or other nominee must contact that person if that shareholder desires to tender those shares.

If a shareholder desires to tender shares and that shareholder’s certificates for shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the depositary prior to the expiration date (as defined herein), that shareholder’s tender may be effected by following the procedure for guaranteed delivery set forth in Section 2 of this Offer to Purchase, “Procedure for Tendering Shares.”
This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the offer.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the letter of transmittal and the notice of guaranteed delivery may be directed to D. F. King & Co., Inc., the information agent, at the address and telephone number on the back cover of this Offer to Purchase.

The information agent for this offer is:

D. F. King & Co., Inc.

August 18, 2009.

TABLE OF CONTENTS

SUMMARY TERM SHEET

Desert Equity LP, a Delaware limited partnership, is offering to purchase up to a total of 3,740,000 shares of common stock, $0.10 stated value per share, of White Electronic Designs Corporation, an Indiana corporation (“White Electronic Designs Corporation” or the “Company”), for $4.25 net per share in cash (subject to applicable withholding of U.S. federal, state and local taxes), without interest thereon.  Our offer is subject to the terms and conditions set forth in this offering document and in the related letter of transmittal.  Desert Equity LP is also referred to as “Desert Equity,” “Purchaser,” “we,” “our” or “us.”  We refer to the shares of common stock of the Company as “shares.”  The following summary highlights selected information from this offering document.  We urge you to read the remainder of this offering document and the accompanying letter of transmittal carefully, because the information in the summary is not complete and the remainder of this offering document and the letter of transmittal contain additional important information.

Who is offering to buy my shares?
Our name is Desert Equity LP.  We are a newly-formed Delaware limited partnership and are controlled by our sole general partner, Desert Management LLC, a newly-formed Delaware limited liability company (“Desert Management”).  Brian R. Kahn, the Chairman of the Company’s Board of Directors (the “Board”), is the sole member and manager of Desert Management.  Desert Equity and Desert Management have not carried on any activities other than in connection with the Offer.

Caiman Partners, L.P., a Delaware limited partnership (“Caiman Partners”), has committed to provide us with the funds necessary to purchase shares tendered in the Offer.  Brian R. Kahn founded and has served as the investment manager of Caiman Partners since its inception in August 2003.  Caiman Partners focuses on public and private market investments in the consumer, manufacturing and defense industries.  Caiman Partners is controlled by its general partner, Caiman Capital GP, L.P., a Delaware limited partnership (“Caiman Capital”).  Caiman Capital is controlled by its managing general partner, Caiman Capital Management, LLC, a Delaware limited liability company (“Caiman Management”).  Caiman Management is controlled by its managing member, Brian R. Kahn.

As of the date hereof, (i) the Purchaser and Desert Management do not own any shares, (ii) Caiman Partners directly beneficially owns 803,700 shares, which represents approximately 3.5% of the outstanding shares, (iii) Caiman Management and Caiman Capital each may be deemed to beneficially own the 803,700 shares directly beneficially owned by Caiman Partners, (iv) Brian R. Kahn may be deemed to beneficially own 826,200 shares, which represents approximately 3.6% of the outstanding shares.  If we purchase 3,740,000 shares in our offer, (i) we will directly beneficially own 3,740,000 shares, which represents approximately 16.3% of the outstanding shares, (ii) Desert Management may be deemed to beneficially own the 3,740,000 shares we directly beneficially own, and (iii) Brian R. Kahn may be deemed to beneficially own 4,566,200 shares, which represents approximately 19.9% of the outstanding shares.  See Section 9 of this Offer to Purchase, “Information Concerning the Purchaser and its Affiliates.”

What shares are you seeking in the offer?
We are offering to purchase up to 3,740,000 shares.  See “Introduction” and Section 1 of this Offer to Purchase, “Terms of the Offer; Proration.”

What happens if shareholders tender more shares than you are willing to buy?
If shareholders tender more than the number of shares that we are willing to buy, we will purchase shares on a pro-rata basis.  This means that we will purchase from you a number of shares calculated by multiplying the number of shares you properly tendered by a proration factor.  The proration factor will equal 3,740,000 divided by the total number of shares properly tendered by all shareholders.  For example, if 7,480,000 shares are tendered, we will purchase 50% of the number of shares that you tender.  We will make adjustments to avoid purchases of fractional shares.  For information about the terms of our offer, see Section 1 of this Offer to Purchase, “Terms of the Offer; Proration.”

If you prorate, when will I know how many shares will actually be purchased?
If proration of tendered shares is required, we do not expect to announce the final results of proration or pay for any shares until at least five NASDAQ Global Market trading days after the expiration date.  This is because we will not know the precise number of shares properly tendered until all supporting documentation for those tenders are reviewed and guaranteed deliveries are made.  Preliminary results of proration will be announced by press release as promptly as practicable.  Holders of shares may obtain this preliminary information from the information agent at its telephone number set forth on the back cover of this offering document.

How much are you offering to pay, what is the form of payment and will I have to pay any fees or commissions?
We are offering to pay you $4.25 per share in cash.  Any payment is subject to applicable withholding of United States federal, state and local taxes.  If you are the record owner of your shares and you tender your shares to us in our offer, you will not have to pay brokerage fees or similar expenses.  If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so.  You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.  See “Introduction” and Section 1 of this Offer to Purchase, “Terms of the Offer; Proration.”

Do you have the financial resources to make payment?
Caiman Partners has committed to provide us with the funds necessary to purchase the shares tendered in the offer and pay the related fees and expenses.  If we purchase 3,740,000 shares pursuant to the offer at $4.25 per share, our aggregate cost will be $15,895,000, plus fees and expenses.  As of the date hereof, Caiman Partners has available cash and cash equivalents in an amount sufficient to pay the purchase price for the 3,740,000 shares and the fees and expenses for the offer.  The offer is not subject to any financing condition.  See Section 10 of this Offer to Purchase, “Source and Amount of Funds.”

Is your financial condition material to my decision to tender in the offer?
We do not believe that our financial condition is material to your decision to tender shares and accept the offer because, among other things, the offer consideration consists solely of cash, the offer is not subject to any financing condition, and we expect to use funds provided by Caiman Partners to consummate the offer and pay the related fees and expenses.  See Section 10 of this Offer to Purchase, “Source and Amount of Funds.”

Why are you making the offer?
We are acquiring the shares for investment purposes with a view towards making a profit.  The Company recently announced that it believes shareholder value will be most enhanced by a focus on the Company’s core defense electronics business coupled with strategic growth by acquisition in the broad defense market.  The offer demonstrates our support for the Company’s new focus on strategic growth by acquisition and provides an expeditious manner for us to acquire shares given the limited liquidity in the trading market for the shares.  The Offer also provides the Company’s shareholders with an opportunity to sell their shares despite the limited liquidity in the trading market for such shares.  See Section 12 of this Offer to Purchase, “Purpose of the Offer; Plans for the Company.”

How long do I have to decide whether to tender in the offer?
You will have at least until 12:01 a.m., New York City time, on Wednesday, September 16, 2009, to decide whether to tender your shares in our offer.  If you cannot deliver everything that we require in order to make a proper tender by that time, you may be able to use a guaranteed delivery procedure.  The procedure is discussed in Sections 1 and 2 of this Offer to Purchase, “Terms of the Offer; Proration” and “Procedure for Tendering Shares—Guaranteed Delivery.”

Can the offer be extended and under what circumstances?
We may elect to extend our offer from time to time, at our discretion, for any reason.  We will also extend our offer if the rules of the Securities and Exchange Commission require us to do so.  See Section 1 of this Offer to Purchase, “Terms of the Offer; Proration.”

How will I be notified if the offer is extended?
If we extend our offer, we will make a public announcement of the extension.  The announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the day on which our offer was scheduled to expire.  See Section 1 of this Offer to Purchase, “Terms of the Offer; Proration.”

What are the most important conditions to the offer?
We are not obligated to buy any shares in our offer if various events occur, including:

•	any change or prospective change in the affairs of the Company that, in our reasonable judgment, has a materially adverse effect on the Company or us;

•	the existence of litigation that adversely affects our offer or our ability to exercise ownership rights with respect to the shares;

•	the existence of any law limiting our ability to consummate the offer;

•	a general suspension of trading on any national securities exchange in the United States; or

•	any event that, in our reasonable judgment, would adversely affect the extension of credit by banks or other financial institutions.
Our offer is also subject to a number of other conditions. See Section 13 of this Offer to Purchase, “Conditions to the Offer.”

How do I tender my shares?
To tender shares, you must deliver various documents to American Stock Transfer & Trust Company, LLC, the depositary for our offer, prior to the expiration of our offer.  These documents include the certificates representing your shares and a completed letter of transmittal.  If your shares are held through a bank, broker, dealer, trust company or other nominee, the shares can be tendered only by that bank, broker, dealer, trust company or other nominee.  If you cannot deliver a required item to the depositary by the expiration of our offer, you may have an extra three NASDAQ Global Market trading days to do so by utilizing the guaranteed delivery procedures and having a broker, bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or another eligible institution guarantee that the depositary will receive the missing items within a period of three NASDAQ Global Market trading days.  The depositary must receive the missing items within that period for the tender to be valid.  See Section 2 of this Offer to Purchase, “Procedure for Tendering Shares.”

Until what time can I withdraw previously tendered shares?
You can withdraw shares at any time prior to the expiration date of our offer and you can also withdraw your previously tendered shares at any time after October 13, 2009 unless such shares have been accepted for payment as provided in the offer.  See Sections 1 and 3 of this Offer to Purchase, “Terms of the Offer; Proration” and “Withdrawal Rights.”

How do I withdraw previously tendered shares?
To withdraw shares, you must deliver a written notice of withdrawal with the required information to the depositary while you still have the right to withdraw the shares.  If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares.  See Sections 1 and 3 of this Offer to Purchase, “Terms of the Offer; Proration” and “Withdrawal Rights.”

If I decide not to tender, how will the offer affect me?
If you decide not to tender your shares, you will still own the same amount of shares, and the Company will still be a public company listed on the NASDAQ Global Market.  However, the purchase of shares in the offer will likely reduce the number of holders of shares and will reduce the number of shares that might otherwise trade publicly.  This could adversely affect the liquidity and market value of the remaining shares the public holds.  See Section 7 of this Offer to Purchase, “Effect of the Offer on the Market for the Shares.”

Do I have appraisal or dissenter’s rights?
There are no appraisal or dissenter’s rights available in connection with our offer.

What does the board of directors of the Company think of the offer?
The Offer has not been reviewed by the Company’s Board or management of the Company.  The Company’s Board is required by law to communicate its views regarding the offer to the Company’s shareholders in a Schedule 14D−9 to be filed with the Securities and Exchange Commission within ten business days from the date the offer is commenced.

What is the market value of my shares as of a recent date?
On August 12, 2009, which was the last full trading day before we announced our intention to make our offer, the closing price per share reported on the NASDAQ Global Market was $4.05 per share.  On August 17, 2009, which was the last full trading day before we commenced our offer, the closing price per share reported on the NASDAQ Global Market was $4.18 per share.  We advise you to obtain a recent price quotation for shares in deciding whether to tender your shares.  See Section 6 of this Offer to Purchase, “Price Range of the Shares; Dividends.”

What are the U.S. federal income tax consequences of tendering shares in the offer?
Your receipt of cash for shares properly tendered in our offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, you will recognize gain or loss in an amount equal to the difference between the cash that you receive in our offer and your adjusted tax basis in the shares that you surrender in our offer.  That gain or loss will be a capital gain or loss if the shares are capital assets in your hands and if you meet certain additional requirements.  Any capital gain or loss will be long-term capital gain or loss if you have held the shares for more than one year at the time our offer is completed.  The tax consequences of the offer to you may vary depending on your particular circumstances.  For a summary of the federal income tax consequences of our offer, see Section 5 of this Offer to Purchase, “U.S. Federal Income Tax Consequences.”  We recommend that you consult with your own tax advisor regarding the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to your particular situation.

Who can I talk to if I have questions about the offer?
You may call D. F. King & Co., Inc., which is acting as the information agent for our offer.  Banks and brokers may call collect at (212) 269-5550. All others may call toll free at (800) 488-8035.  See the back cover of this offering document.

To the Holders of Common Stock of the Company:

INTRODUCTION

Desert Equity LP, a Delaware limited partnership (“Purchaser,” and also referred to in this Offer to Purchase as “Desert Equity,” “we,” “our” or “us”) hereby offers to purchase in the aggregate up to 3,740,000 of the outstanding shares of common stock, $0.10 stated value per share (the “shares”), of White Electronic Designs Corporation, an Indiana corporation (“White Electronic Designs Corporation” or “the Company”), at a purchase price of $4.25 per share, net to the seller in cash (subject to applicable withholding of United States federal, state and local taxes), without interest thereon, on the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”).  In this Offer to Purchase, references to sections are to sections hereof unless otherwise indicated.

Tendering shareholders whose shares are registered in their own names and who tender directly to American Stock Transfer & Trust Company, LLC, the depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in instruction 6 to the letter of transmittal, stock transfer taxes on the purchase of shares by us under the Offer.  If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so.  You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.  We will pay all fees and expenses of American Stock Transfer & Trust Company, LLC, which is acting as the depositary for the Offer, and D. F. King & Co., Inc., which is acting as the information agent for the Offer, that are attributable to the Offer.  See Section 15 of this Offer to Purchase, “Fees and Expenses.”

THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.  OUR OBLIGATION TO ACCEPT, AND PAY FOR, SHARES VALIDLY TENDERED PURSUANT TO THE OFFER IS CONDITIONED UPON SATISFACTION OR WAIVER OF THE CONDITIONS SET FORTH IN SECTION 13 OF THIS OFFER TO PURCHASE, “CONDITIONS TO THE OFFER.”

The Offer has not been reviewed by the Company’s Board of Directors or management of the Company.  The Company’s Board of Directors is required by law to communicate its views regarding the Offer to the Company’s shareholders in a Schedule 14D−9 to be filed with the Securities and Exchange Commission (the “SEC”) within ten business days from the date the Offer is commenced.

According to the Company’s Form 10-Q for the quarterly period ended July 4, 2009, filed with the Securities and Exchange Commission on August 12, 2009, there were approximately 22,940,196 shares outstanding on August 7, 2009.

Section 5 of this Offer to Purchase, “U.S. Federal Income Tax Consequences,” describes various United States federal income tax consequences of a sale of shares under the Offer.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION REGARDING THE OFFER.

THE TENDER OFFER
SECTION 1.      TERMS OF THE OFFER; PRORATION

Upon the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will purchase up to 3,740,000 shares in the aggregate that are validly tendered prior to the expiration date (as hereinafter defined) and not properly withdrawn in accordance with Section 3 of this Offer to Purchase, “Withdrawal Rights,” at a price of $4.25 per share, net to the seller in cash (subject to applicable withholding of U.S. federal, state and local taxes).  The term “expiration date” means 12:01 a.m., New York City time, on Wednesday, September 16, 2009, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer is open, in which event the term “expiration date” will mean the latest time and date on which the Offer, as so extended by us, will expire.  For purposes of this Offer, the term “business day” means any day other than Saturday, Sunday or any U.S. federal holiday consisting of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

If more than 3,740,000 shares are validly tendered prior to the expiration date, and not withdrawn, we will, upon the terms and subject to the conditions of the Offer, purchase 3,740,000 shares on a pro-rata basis (with adjustments to avoid purchases of fractional shares) based upon the number of shares validly tendered by the expiration date and not withdrawn (the “proration period”).  If proration of tendered shares is required, because of the difficulty of determining the precise number of shares properly tendered and not withdrawn, we do not expect to announce the final results of proration or pay for any shares until at least five NASDAQ Global Market trading days after the expiration date and proration period.  Preliminary results of proration will be announced by press release as promptly as practicable.  Holders of shares may obtain such preliminary information from the information agent at its telephone number on the back cover of this Offer to Purchase.  All shares not accepted for payment will be returned to the shareholder or, in the case of tendered shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, promptly after the expiration or termination of the Offer in each case, in accordance with the procedure described in Section 4 of this Offer to Purchase, “Acceptance for Payment and Payment.”

We reserve the right to increase or decrease the number of shares we are seeking in the Offer, subject to applicable laws and regulations as described below.

Subject to the terms of the applicable rules and regulations of the SEC, we reserve the right, but will not be obligated, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 13 of this Offer to Purchase, “Conditions to the Offer,” shall have occurred, to:

•
extend the Offer beyond the then scheduled expiration date, and thereby delay acceptance for payment of and payment for any shares, by giving oral or written notice of that extension to the depositary; and

•	amend the Offer in any other respect by giving oral or written notice of that amendment to the depositary.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

There can be no assurance that we will exercise our right to extend the Offer.

If by 12:01 a.m., New York City time, on Wednesday, September 16, 2009 (or any date or time then set as the expiration date), any or all of the conditions to the Offer have or have not been satisfied or waived, we reserve the right (but shall not be obligated except as described in this Section 1), subject to the applicable rules and regulations of the SEC: (i) to terminate the Offer and not accept for payment or pay for any shares and return all tendered shares to tendering shareholders; (ii) to waive all the unsatisfied conditions and accept for payment and pay for all shares validly tendered prior to the expiration date and not thereafter validly withdrawn; (iii) to extend the Offer and, subject to the right of shareholders to withdraw shares until the expiration date, retain the shares that have been tendered during the period or periods for which the Offer is extended; or (iv) to amend the Offer.  There will not be any subsequent offering period.

Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof.  In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date in accordance with the public announcement requirements of Rule 14d-4(d) under the Exchange Act.  Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change) and without limiting the manner in which we may choose to make any public announcement, we will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

If we extend the Offer, we are delayed in accepting for payment or paying for shares, or we are unable to accept for payment or pay for shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the depositary may, on our behalf, retain all shares tendered.  Such tendered shares may not be withdrawn except as provided in Section 3 of this Offer to Purchase, “Withdrawal Rights.”  Our reservation of the right to delay acceptance for payment of or payment for shares is subject to Exchange Act Rule 14e-1(c), which requires that we pay the consideration offered or return the shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer.

If we make a material change in the Offer, or if we waive a material condition to the Offer, we will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act.  The minimum period during which the Offer must remain open following material changes in its terms or the information concerning it, other than a change in price or the percentage of securities sought, will depend on the facts and circumstances then existing, including the materiality of the changed terms or information.

If we decide, in our sole discretion, to increase or decrease the consideration offered in the Offer or to change the number of shares we are seeking in the Offer, and if, at the time that notice of any such changes is first published, sent or given to holders of shares, the Offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of such notice, then the Offer will be extended at least until the expiration of such period of ten business days.  If, however, we increase the number of shares we are seeking under the Offer by not more than two percent of the outstanding shares, then pursuant to Rule 14e-1(b) under the Exchange Act, we would not be required to extend the expiration date of the Offer.

We will promptly furnish, at our expense, this Offer to Purchase, the related letter of transmittal and other relevant materials to those record holders of shares, beneficial owners, banks, brokers, dealers, trust companies and other persons who request such material from our information agent.

SECTION 2.     PROCEDURE FOR TENDERING SHARES

Valid Tender. For a shareholder to validly tender shares under the Offer (i) the depositary must receive, at one of the addresses set forth on the back cover of this Offer to Purchase and prior to the expiration date of the Offer:

•
a letter of transmittal, or a facsimile thereof, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message (see “-Book-Entry Transfer” below), and any other required documents; and

•
either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “-Book-Entry Transfer” below); or

(ii) the tendering shareholder must, before the expiration date of the Offer, comply with the guaranteed delivery procedures we describe below.

The valid tender of shares by you by one of the procedures described in this Section 2 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

Book-Entry Transfer. For purposes of the Offer, the depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase.  Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer.  Although delivery of shares may be effected through book-entry transfer into the depositary’s account at the book-entry transfer facility, the letter of transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the depositary at one of the addresses set forth on the back cover of this Offer to Purchase prior to the expiration date, or the tendering shareholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY’S PROCEDURES WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against that participant.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE SOLE ELECTION AND RISK OF THE TENDERING SHAREHOLDER.  SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION).  IF YOU PLAN TO MAKE DELIVERY BY MAIL, WE RECOMMEND THAT YOU DELIVER BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND OBTAIN

PROPER INSURANCE.  IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Signature Guarantees.  No signature guarantee will be required on a letter of transmittal for shares tendered thereby if:

•
the “registered holder(s)” of those shares signs that letter of transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on that letter of transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program, or is otherwise an “eligible guarantor institution” as that term is defined in Rule 17Ad−15 under the Exchange Act.

Except as we describe above, all signatures on any letter of transmittal for shares tendered thereby must be guaranteed by an eligible institution.  See instructions 1 and 5 to the letter of transmittal.  If the certificates for shares are registered in the name of a person other than the signer of the letter of transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid.  See instructions 1 and 5 to the letter of transmittal.

Guaranteed Delivery. If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the depositary prior to the expiration date, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•
a properly completed and duly executed notice of guaranteed delivery, substantially in the form we provide, is received by the depositary, as provided below, prior to the expiration date of the Offer; and

•
the depositary receives, at one of the addresses set forth on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that notice of guaranteed delivery, either: (i) the certificates representing the shares being tendered together with (1) a letter of transmittal, or a facsimile thereof, relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon, and (2) all other required documents; or (ii) in the case of any book-entry transfer of the shares being tendered which is effected in accordance with the book-entry transfer procedures we describe above under “-Book-Entry Transfer” within the same three trading day period (1) either a letter of transmittal, or a facsimile thereof, relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, (2) a book-entry confirmation relating to that transfer, and (3) all other required documents.

For these purposes, a “trading day” is any day on which the NASDAQ Global Market is open for business.

A notice of guaranteed delivery must be delivered to the depositary by hand, facsimile transmission or mail and must include a guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery that is to be delivered to the depositary.

Other Requirements. Notwithstanding any other provision hereof, payment for shares accepted for payment under the Offer will in all cases be made only after timely receipt by the depositary of:

•	certificates representing, or a timely book-entry confirmation respecting, those shares;

•
a letter of transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees thereon, or, in the case of a book-entry transfer, an agent’s message in lieu of a letter of transmittal; and

•	any other documents the letter of transmittal requires.

Accordingly, tendering shareholders may be paid at different times depending on when certificates representing, or book-entry confirmations respecting, their shares are actually received by the depositary.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE OF THE SHARES WE PURCHASE IN THE OFFER, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN MAKING THAT PAYMENT.

Appointment.  By executing a letter of transmittal, or a facsimile thereof, or, in the case of a book-entry transfer, by delivery of an agent’s message in lieu of a letter of transmittal, you will irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner the letter of transmittal sets forth, each with full power of substitution, to the full extent of your rights with respect to the shares tendered by you and accepted for payment by us and with respect to any and all other shares and other securities or rights issued or issuable in respect of such shares on or after the date of this Offer to Purchase.  All these proxies will be considered coupled with an interest in the tendered shares and additional securities attributable thereto.  This appointment will be effective when, and only to the extent that, we accept for payment shares tendered by you as provided herein.  On that appointment, all prior powers of attorney, proxies and consents you have given with respect to the shares tendered by you and accepted for payment by us and all additional securities attributable thereto will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by you or on your behalf (and, if given, will not be effective).  Our designees will thereby be empowered to exercise all your voting and other rights with respect to those shares and additional securities attributable thereto in respect of any annual, special or adjourned meeting of the Company’s shareholders, actions by written consent without any such meeting or otherwise, as our designees in their sole discretion deem proper.  We reserve the right to require that, in order for shares to be deemed validly tendered, we must be able, immediately on our acceptance for payment of those shares, to exercise full voting, consent and other rights with respect to those shares and the additional securities attributable thereto, including voting at any meeting of shareholders or acting by written consent without such a meeting.

Tendering Shareholder’s Representation and Warranty; Purchaser’s Acceptance Constitutes an Agreement.  It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the expiration date such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer.  Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.  A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s representation and warranty to us that (a) such shareholder has a “net long position” in shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4.  Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity.  We will decide, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares, and each such decision will be final and binding.  We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of, or payment for, shares which may, in the opinion of our counsel, be unlawful.  We also reserve the absolute right to waive any defect or irregularity in the tender of any shares of any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders.  No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived.  None of us, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the letter of transmittal and the instructions thereto, will be final and binding. By tendering shares to us you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

Backup U.S. Federal Income Tax Withholding.  Under the U.S. federal income tax laws, payments with respect to shares tendered in the Offer may be subject to “backup withholding” at a rate of 28%, unless a tendering shareholder:

•	provides a correct taxpayer identification number (which, for an individual shareholder, is the shareholder’s social security number) and any other required information; or

•	is a corporation or other exempt payee and, when required, demonstrates this fact and otherwise complies with the applicable requirements of the backup withholding rules.

A tendering shareholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service.  To prevent backup U.S. federal income tax withholding with respect to cash payable under the Offer, each tendering shareholder should provide the depositary with his or her correct taxpayer identification number and certify that he or she is not subject to or is exempt from backup U.S. federal income tax withholding by completing the Substitute Internal Revenue Service Form W-9 included in the letter of transmittal.  Tendering noncorporate foreign shareholders should complete and sign the appropriate Internal Revenue Service Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the depositary, in order to avoid backup withholding.  See instruction 9 to the letter of transmittal.  Backup withholding is not an additional tax.  Any amount withheld from a payment to you under the backup withholding rules is allowable as a refund or credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.  You should consult your tax advisor regarding qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.

Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should promptly notify the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, at the toll−free number 1−800−937−5449.  The transfer agent will instruct the shareholder as to the steps that must be taken in order to replace the certificates.

WE WILL DECIDE, IN OUR SOLE DISCRETION, ALL QUESTIONS AS TO THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PARTIES.

SECTION 3.      WITHDRAWAL RIGHTS

Except as this Section 3 otherwise provides, tenders of shares are irrevocable.  You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the expiration date and you may also withdraw your previously tendered shares at any time after October 13, 2009, unless such shares have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•
specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 2 of this Offer to Purchase, “Procedure for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer.  Withdrawn shares may be retendered at any time prior to the expiration date by again following one of the procedures described in Section 2 of this Offer to Purchase, “Procedure for Tendering Shares.”

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding.  We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder.  None of us, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

SECTION 4.      ACCEPTANCE FOR PAYMENT AND PAYMENT

On the terms of and subject to the conditions to the Offer, including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment, we will accept for payment, and will pay promptly after the expiration date for, all shares validly tendered prior to the expiration date and not properly withdrawn in accordance with Section 3 of this Offer to Purchase, “Withdrawal Rights,” up to a maximum of 3,740,000 shares.  We will decide, in our reasonable discretion, all questions as to the satisfaction of those terms and conditions, and each such decision will be final and binding.  See Sections 1 and 13 of this Offer to Purchase, “Terms of the Offer; Proration” and “Conditions to the Offer.”  We expressly reserve the right, in our sole discretion, to delay acceptance for payment of or payment for shares until satisfaction of all conditions to the Offer relating to governmental or regulatory approvals.  We will effect any such delays in compliance with Exchange Act Rule 14e-1(c), which relates to the obligation of a purchaser to pay for or return tendered securities promptly after the termination or withdrawal of its offer.

In all cases, we will pay for shares we have accepted for payment under the Offer only after timely receipt by the depositary of:

•	certificates representing, or a timely book-entry confirmation respecting, those shares;

•	a letter of transmittal, or a facsimile thereof, properly completed and executed with any required signatures thereon or, in the case of a book-entry transfer, an agent’s message; and

•	any other documents the letter of transmittal requires.

Accordingly, tendering shareholders may be paid at different times depending on when certificates for shares or book-entry confirmations respecting shares are actually received by the depositary.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, shares properly tendered to us and not validly withdrawn, if and when we give oral or written notice to the depositary of our acceptance for payment of those shares.  On the terms of and subject to the conditions to the Offer, we will pay for shares we have accepted for payment under the Offer by depositing the purchase price therefor with the depositary.  The depositary will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders whose shares we have accepted for payment.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR THOSE SHARES.

If we are delayed in our acceptance for payment of, or payment for, shares or we are unable to accept for payment, or pay for, shares under the Offer for any reason, then, without prejudice to our rights under the Offer, but subject to our compliance with Exchange Act Rule 14e-1(c), the depositary nevertheless may retain tendered shares on our behalf and those shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, the withdrawal rights described in Section 3 of this Offer to Purchase, “Withdrawal Rights.”

If we do not purchase any tendered shares under the Offer for any reason, then, as promptly as practicable following the expiration or termination of the Offer and at no expense to tendering shareholders:

•	the depositary will return certificates it has received respecting tendered shares to the person who delivered those certificates to the depositary; and

•
in the case of tendered shares delivered by book-entry transfer into the depositary’s account at the book-entry transfer facility in accordance with the procedures described in Section 2 of this Offer to Purchase, “Procedure for Tendering Shares,” those shares will be credited to the account at the book-entry transfer facility from which that transfer had been previously made.

SECTION 5.     U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary is a description of certain United States federal income tax consequences relating to the participation by a Company shareholder in the Offer.  If you are considering participating in the Offer, you should consult your own tax advisor regarding the application of United States federal income tax laws, as well as the application of any state, local or foreign tax laws, to your particular situation.

Taxable Transaction.  Your receipt of cash for shares in our transaction will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”), and also may be a taxable transaction under applicable state, local or foreign income or other tax laws.

Generally, for U.S. federal income tax purposes, you will recognize gain or loss equal to the difference between the amount of cash you receive in the Offer and your adjusted tax basis in the shares for which you received that cash.  Gain or loss will be calculated separately for each block of shares tendered and purchased under the Offer.

If you hold shares as capital assets, the gain or loss you recognize will be capital gain or loss, which will be long-term capital gain or loss if your holding period for the shares exceeds one year.  If you are an individual, long-term capital gains will be subject to a maximum federal income tax rate of 15% (5% for individuals in the 10% or 15% tax bracket).  Under present law, the ability to use capital losses to offset ordinary income is limited.  You should consult your tax advisor in this regard.

The foregoing discussion may not be applicable with respect to (1) shares received on the exercise of employee stock options or otherwise as compensation or (2) holders of shares who are subject to special tax treatment under the Code, such as non-U.S. persons, life insurance companies, tax-exempt organizations, employee benefit plans and financial institutions.  In addition, the foregoing discussion may not apply to a holder of shares in light of such holder’s individual circumstances, such as holding shares as a dealer in securities or foreign currency or as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transaction.  We base this discussion on present law, which is subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of this discussion.  This discussion does not address the effect of any applicable state, local or foreign tax laws.

THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF.  WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF ANY CHANGES IN U.S. FEDERAL OR OTHER APPLICABLE TAX LAWS.

Backup Withholding.  In general, some shareholders may be subject to backup withholding at a 28% rate on cash payments they receive under the Offer unless certain information is provided to the depositary or an exemption applies.  See Section 2 of this Offer to Purchase, “Procedure for Tendering Shares.”

SECTION 6.      PRICE RANGE OF THE SHARES; DIVIDENDS

The shares are traded on the NASDAQ Global Market under the trading symbol “WEDC.”  The following table sets forth, for the periods indicated, the high and low trading prices for shares on the NASDAQ Global Market based on published financial sources.

	High	Low
Fiscal Year ended September 29, 2007
First Quarter	$5.84	$4.84
Second Quarter	$6.95	$5.43
Third Quarter	$6.85	$5.66
Fourth Quarter	$6.02	$3.50
Fiscal Year ended September 27, 2008
First Quarter	$5.45	$4.46
Second Quarter	$5.00	$3.99
Third Quarter	$5.39	$4.26
Fourth Quarter	$5.25	$4.30
Fiscal Year ended September 30, 2009
First Quarter	$5.05	$3.00
Second Quarter	$4.50	$3.52
Third Quarter	$5.05	$3.9281
Fourth Quarter (through August 17, 2009)	$4.75	$3.94

On August 12, 2009, which was the last full trading day before we announced our intention to make our offer, the closing price per share reported on the NASDAQ Global Market was $4.05 per share.  On August 17, 2009, which was the last full trading day before we commenced our offer, the closing price per share reported on the NASDAQ Global Market was $4.18 per share.  We urge shareholders to obtain a current market price for the shares.

Dividends.  According to the Company’s Form 10-K for the fiscal year ended September 27, 2008, filed with the SEC on December 11, 2008, (i) the Company has not paid cash dividends on the shares and does not expect to do so in the foreseeable future, (ii) the Company intends to retain all earnings to provide funds for the operation and expansion of their business, and (iii) the Company’s revolving line of credit agreement precludes the payment of cash dividends on the shares.

SECTION 7.                                EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES

If we purchase 3,740,000 shares in our Offer, (i) we will own approximately 16.3% of the outstanding shares, (ii) our general partner, Desert Management LLC, will be deemed to beneficially own the 3,740,000 shares that we own, and (iii) Brian R. Kahn may be deemed to beneficially own 4,566,200 shares, which represents approximately 19.9% of the outstanding shares.  See Section 9 of this Offer to Purchase, “Information Concerning the Purchaser and its Affiliates.”

Our purchase of the shares under the Offer will likely reduce the number of holders of shares and could adversely affect the liquidity and market value of the remaining shares the public holds.

The shares are currently registered under the Exchange Act.  Such registration may be terminated pursuant to Section 12(g)(4) of the Exchange Act upon application of the Company to the SEC if the shares are not listed on a national securities exchange and there are fewer than 300 record holders of the shares.  In addition, the continued listing of the shares on the NASDAQ Global Market is subject to compliance with the listing requirements of the NASDAQ Global Market.

We do not believe that the Offer will cause the shares to be held by fewer than 300 record holders or will adversely affect the continued listing of the shares on the NASDAQ Global Market.

SECTION 8.     INFORMATION CONCERNING THE COMPANY

General.  The Company is an Indiana corporation.  The Company’s principal executive offices are located at 3601 E. University Drive, Phoenix, Arizona 85034 and its telephone number at that address is (602) 437-1520.

The Company is a defense electronics manufacturer and supplier that designs, develops and manufactures electronic components and systems for inclusion in high technology products for the defense and aerospace markets.  The Company’s defense electronic solutions include advanced semiconductor and state of the art multi-chip packaged components, circuit card assemblies and electromechanical assemblies, as well as its proprietary process for applying anti-tamper protection to mission critical semiconductor components.

Available Information.  The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters.  The Company must disclose in its proxy statements distributed to the Company’s shareholders and filed with the SEC information as of particular dates concerning its directors and officers, their remuneration, stock options and other matters, the principal holders of its securities and any material interest of those persons in transactions with the Company.  That information is available for inspection at the public reference facilities of the SEC at Station Place, 100 F Street N.E., Washington, DC 20549.  You can obtain copies of that information by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at Station Place, 100 F Street, N.E., Washington, DC 20549.  The SEC also maintains a web site, http://www.sec.gov, that contains reports, proxy statements and other information regarding registrants that file electronically with it.

Except as otherwise stated herein, the information concerning the Company contained in this Offer to Purchase has been taken from or based on publicly available documents on file with the SEC and other publicly available information.  Although we do not have any knowledge that any such information is untrue, we take no responsibility for the accuracy or completeness of that information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to us.

SECTION 9.     INFORMATION CONCERNING THE PURCHASER AND ITS AFFILIATES

General.  Purchaser is a newly-formed Delaware limited partnership that is controlled by its general partner, Desert Management LLC, a newly-formed Delaware limited partnership (“Desert Management”).  Brian R. Kahn, the Chairman of the Company’s Board of Directors (the “Board”), is the sole member and manager of Desert Management.  Purchaser and Desert Management have not carried on any activities other than in connection with the Offer.  Purchaser and Desert Management are not public companies and have not prepared audited financial statements.

Caiman Partners, L.P., a Delaware limited partnership (“Caiman Partners”), has committed to provide us with the funds necessary to purchase shares tendered in the Offer.  Brian R. Kahn founded and has served as the investment manager of Caiman Partners since its inception in August 2003.  Caiman Partners focuses on public and private market investments in the consumer, manufacturing and defense industries.

Caiman Partners is controlled by its general partner, Caiman Capital GP, L.P., a Delaware limited partnership (“Caiman Capital”).  Caiman Capital is controlled by its managing general partner, Caiman Capital Management, LLC, a Delaware limited liability company (“Caiman Management”).  Caiman Management is controlled by its managing member, Brian R. Kahn.  The principal business of Caiman Capital and Caiman Management is the management of Caiman Partners.

Mr. Kahn also founded and has served as the investment manager of Kahn Capital Management, LLC, a Delaware limited liability company (“KCM”), since 1998.  KCM focuses on public and private market investments in the consumer, manufacturing and defense industries.

Mr. Kahn’s current principal occupation is serving as the investment manager of Caiman Partners and KCM.

Brian R. Kahn joined the Company’s Board on February 9, 2009 and has served as the Chairman of the Company’s Board since June 15, 2009.  Mr. Kahn has served (i) on the Board’s Compensation Committee and Corporate Governance and Nominating Committee since February 9, 2009, and (ii) on the Board’s Operations Review Committee since July 1, 2009.  Mr. Kahn served on the Board’s Strategic Alternatives Committee from February 9, 2009 until June 9, 2009.  The Company pays Mr. Kahn (i) $8,000 per quarter for serving on the Company’s Board, (ii) $11,000 per quarter for serving as the Chairman of the Company’s Board, (iii) $500 per quarter for serving on the Board’s Compensation Committee, (iv) $500 per quarter for serving on the Board’s Corporate Governance and Nominating Committee, (v) $1,250 for each quarterly Board meeting attended (vi) $500 for each special Board meeting attended (including committee meetings), and (vii) reimbursement for related travel expenses.

As a newly appointed member of the Company’s Board, on February 9, 2009 (the date Mr. Kahn joined the Company’s Board), Mr. Kahn received an automatic initial grant of 15,000 shares of restricted stock pursuant to (and subject to all the terms and conditions of) the Company’s 2006 Director Restricted Stock Plan (the “Stock Plan”).  On May 7, 2009 (the date of the Company’s 2009 annual shareholder meeting), Mr. Kahn received an automatic grant of 7,500 shares of restricted stock pursuant to (and subject to all the terms and conditions of) the Stock Plan.  Pursuant to the Stock Plan, until the Company’s 2015 annual shareholder meeting, and for so long as (i) Mr. Kahn is a member of the Company’s Board and not an employee of the Company or a subsidiary of the Company and (ii) the Company’s Board does not terminate the Stock Plan, Mr. Kahn will receive 7,500 shares of restricted stock per year on the date of the Company’s annual shareholder meeting.  The shares of restricted stock granted to Mr. Kahn pursuant to the Stock Plan may not be sold, transferred, pledged, assigned, or otherwise alienated until such transfer restrictions lapse.  The restrictions on one-third (1/3) of the shares of restricted stock granted to Mr. Kahn pursuant to the Stock Plan will lapse on each of the first (1st), second (2nd), and third (3rd) anniversaries of the date of grant.  The restrictions on the shares of restricted stock granted pursuant to the Stock Plan may also lapse upon a Change of Control (as defined in the Stock Plan).  If Mr. Kahn’s service with the Company is terminated for any reason, Mr. Kahn will be required to transfer all of the shares of restricted stock (whose restrictions have not lapsed) back to the Company for no consideration.  See Section 11 of this Offer to Purchase, “Background of the Offer; Past Contacts or Negotiations with the Company,” for a discussion of additional restrictions on shares held by Brian R. Kahn, Caiman Partners (and its affiliates), and KCM pursuant to the terms of the Settlement Agreement (as defined below) and the Settlement Amendment (as defined below).

From April 17, 2006 through December 20, 2008, Mr. Kahn was employed as the Chief Executive Officer of Rosey Rentals, L.P., a Delaware limited partnership (“Rosey Rentals”).  As Chief Executive Officer of Rosey Rentals, Mr. Kahn received an annual salary of $150,000.  The principal business of Rosey Rentals was the management of approximately 35 rent-to-own stores franchised by Aaron Rents, Inc.  The business address of Rosey Rentals is 1200 West Colonial Drive, Winter Garden, Florida 34787.

Mr. Kahn is a citizen of the United States of America.

The business address of the Purchaser, Desert Management, Brian R. Kahn, Caiman Partners, Caiman Management, Caiman Capital, and KCM is 5506 Worsham Court, Windermere, Florida 34786 and the

business telephone at that address is (407) 909-8015.

Beneficial Ownership of Shares.  According to the Company’s Form 10-Q for the quarterly period ended July 4, 2009, filed with the SEC on August 12, 2009, there were approximately 22,940,196 shares outstanding on August 7, 2009.  The 3,740,000 shares we are offering to purchase in the Offer represents approximately 16.3% of the outstanding shares.

As of the date hereof, (i) the Purchaser, Desert Management, and KCM do not own any shares, (ii) Caiman Partners directly beneficially owns 803,700 shares, which represents approximately 3.5% of the outstanding shares, (iii) Caiman Capital, as the sole general partner of Caiman Partners, has the sole power to direct the voting and disposition of the shares that Caiman Partners directly beneficially owns, and therefore may be deemed to beneficially own the 803,700 shares that Caiman Partners directly beneficially owns, (iv) Caiman Management, as the managing general partner of Caiman Capital, may be deemed to beneficially own the 803,700 shares that Caiman Capital may be deemed to beneficially own, and (v) Brian R. Kahn may be deemed to beneficially own 826,200 shares, which represents approximately 3.6% of the outstanding shares (including the 22,500 shares of restricted stock granted to Mr. Kahn pursuant to the Company’s Stock Plan and the 803,700 shares that Caiman Management may be deemed to beneficially own).

If we purchase 3,740,000 shares in our offer, (i) we will directly beneficially own 3,740,000 shares, which represents approximately 16.3% of the outstanding shares, (ii) Desert Management, as our sole general partner, may be deemed to beneficially own the 3,740,000 shares we directly beneficially own, and (iii) Brian R. Kahn may be deemed to beneficially own 4,566,200 shares, which represents approximately 19.9% of the outstanding shares (including, (x) 22,500 shares of restricted stock granted to Mr. Kahn pursuant to the Company’s Stock Plan, (y) 803,700 shares that Caiman Management may be deemed to beneficially own, and (z) 3,740,000 shares that Desert Management may be deemed to beneficially own).

The number of shares beneficially owned by the Purchaser, Desert Management, Brian R. Kahn, Caiman Partners, Caiman Capital, Caiman Management, and KCM and the percentage of outstanding shares represented thereby have been computed in accordance with Rule 13d−3 under the Exchange Act.

Purchases of Shares.  This Offer is being made to all holders of outstanding shares. To the extent that any officer, director or affiliate of the Company is a holder of such shares and validly tenders such shares pursuant to this Offer, we plan to purchase their shares upon the terms and subject to the conditions set forth in this Offer to Purchase.

Additional Information.  During the past five years, none of the Purchaser, Desert Management, Brian R. Kahn, Caiman Partners, Caiman Capital, Caiman Management, or KCM has (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of such laws.

None of the Purchaser, Desert Management, Brian R. Kahn, Caiman Partners, Caiman Capital, Caiman Management, or KCM has, during the past 60 days, effected any transaction in any equity securities of the Company (including the shares).

Pursuant to Rule 14d−3 under the Exchange Act, the Purchaser, Desert Management, Caiman Partners, Caiman Capital, Caiman Management, and Brian R. Kahn have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Purchase forms a part.  The Schedule TO, this Offer to Purchase, and the other exhibits to the Schedule TO, as well as other information filed by the Purchaser,

Desert Management, Caiman Partners, Caiman Capital, Caiman Management, and Brian R. Kahn with the SEC, may be inspected at the public reference facilities of the SEC at Station Place, 100 F. Street, N.E., Washington, D.C. 20549.  You can obtain copies of that information by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at Station Place, 100 F Street, N.E., Washington, DC 20549.  The SEC also maintains a web site, http://www.sec.gov, that contains the Schedule TO and the exhibits thereto and other information that the Purchaser, Desert Management, Caiman Partners, Caiman Capital, Caiman Management, and Brian R. Kahn have filed with the SEC via the EDGAR system.

SECTION 10.       SOURCE AND AMOUNT OF FUNDS

Caiman Partners has committed to provide us with the funds necessary to purchase the shares tendered in the Offer and pay the related fees and expenses.  If we purchase 3,740,000 shares pursuant to the Offer at $4.25 per share, our aggregate cost will be $15,895,000, plus fees and expenses. See Introduction and Section 1 of this Offer to Purchase, “Terms of the Offer; Proration.” As of the date hereof, Caiman Partners has available cash and cash equivalents in an amount sufficient to pay the purchase price for the 3,740,000 shares and the fees and expenses for the Offer.  The Offer is not subject to any financing condition.

We do not believe that our financial condition is material to your decision to tender shares and accept the Offer because, among other things, the Offer consideration consists solely of cash, the Offer is not subject to any financing condition, and we expect to use funds provided by Caiman Partners to consummate the Offer and pay the related fees and expenses.

SECTION 11.       BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH THE COMPANY

In March 2008, the Company announced it was evaluating strategic alternatives available to the Company, and on August 28, 2008, the Company announced that it had formed a special committee to review all such strategic alternatives.

On August 29, 2008, Brian R. Kahn, the sole member and manager of the Purchaser’s general partner, Desert Management, sent a letter to the Chairman of the Company’s Board at that time to offer his assistance to the Board’s special committee in evaluating possible strategic alternatives for the Company and to suggest that Mr. Kahn be appointed to the Company’s Board.  On September 25, 2008, Brian R. Kahn offered, solely on behalf of KCM, to acquire all of the Company’s outstanding shares at a purchase price representing a 28% premium over the closing price of the shares on September 24, 2008.  On November 26, 2008, after not receiving a response to its offer, KCM sent a letter notifying the Company that it was withdrawing its offer to acquire all of the Company’s outstanding shares effective immediately.

On December 11, 2008, the Wynnefield Group (as defined below) and the Caiman Group (as defined below) (collectively, the “Group”) filed a Schedule 13D with the SEC disclosing that the Group intended to conduct a proxy solicitation seeking to elect five director candidates (the “Director Nominees”) to fill the four seats up for re-election at the Company’s annual meeting of shareholders in 2009 (the “2009 Annual Meeting”), plus the one vacancy that existed on the Company’s Board.  According to the Schedule 13D, the “Wynnefield Group” included Wynnefield Partners Small Cap Value, L.P. (“Wynnefield Partners”), Wynnefield Small Cap Value Offshore Fund, Ltd. (“Wynnefield Offshore”), Wynnefield Partners Small Cap Value, L.P. I (“Wynnefield Partners I”), Wynnefield Capital Management, LLC (“WCM”), Wynnefield Capital, Inc. (“WCI”), Nelson Obus, and Joshua H. Landes.  WCM, a New York limited liability company, is the general partner of Wynnefield Partners and Wynnefield Partners I, private investment companies organized as limited partnerships under the laws of the State of Delaware.  Nelson Obus and Joshua H. Landes are the managing members of WCM and the principal executive officers of WCI, the investment manager of Wynnefield Offshore, a private investment company organized under the laws of the Cayman Islands.  Mr. Obus and Mr. Landes are citizens of the United States of America. The “Caiman Group” included Caiman Partners, Caiman Capital, Caiman Management, and Brian R. Kahn.

On December 8, 2008, WCI, on behalf of the Wynnefield Group, and Caiman Partners, on behalf of the Caiman Group, entered into a written voting agreement (the “Voting Agreement”) forming a group under the Exchange Act consisting of the Group.

Under the Voting Agreement, each member of the Group agreed to (i) attend the 2009 Annual Meeting in person or by proxy, such that all shares beneficially owned by each member of the Group were represented at the 2009 Annual Meeting, (ii) vote such shares at the 2009 Annual Meeting, in person or by proxy, in favor of the election of the Director Nominees, and (iii) vote as set forth in the Voting Agreement with respect to other actions.

Each member of the Group also entered into a Joint Filing Agreement, dated as of December 8, 2008 (the “Joint Filing Agreement”), pursuant to which they agreed to jointly file the Schedule 13D and any and all amendments and supplements thereto with the SEC.

WCI, on behalf of the Wynnefield Group, and Caiman Partners, on behalf of the Caiman Group, delivered a letter to the Company dated December 9, 2008 (the “Nomination Letter”) notifying the Company that the Group intended to appear at the 2009 Annual Meeting and any adjournments or postponements thereof, in person or by proxy, to nominate and seek to elect the Director Nominees.  The five individuals named as Director Nominees in the Nomination Letter were: (i) William H. Alderman; (ii) Jon C. Biro; (iii) Keith Butler; (iv) Brian R. Kahn; and (v) Melvin L. Keating.

On December 19, 2008, the Group filed Amendment No. 1 to the Schedule 13D originally filed by the Group with the SEC on December 11, 2008.  Amendment No. 1 disclosed that the Group sent a letter dated December 18, 2008 to the Company’s Board in connection with the Company’s refusal to allow members of the Group to ask questions during the Company’s earnings call held on December 11, 2008.

On January 9, 2009, the Group filed a Preliminary Proxy Statement with the SEC to solicit the Company’s shareholders’ proxies for the 2009 Annual Meeting (i) in support of electing the Director Nominees to serve as directors of the Company until the next annual meeting or until their respective successors had been duly elected and qualified, and (ii) to consider and act upon such other matters as may have properly come before the 2009 Annual Meeting or any adjournments, postponements or continuations thereof.

On February 10, 2009, the Group filed Amendment No. 2 to the Schedule 13D originally filed by the Group with the SEC on December 11, 2008.  Amendment No. 2 disclosed that, on February 4, 2009, the Group and the Company jointly issued a press release announcing that they had entered into an agreement settling the Groups’ pending proxy solicitation with respect to the election of directors at the Company’s 2009 Annual Meeting.  The settlement agreement (the “Settlement Agreement”), dated February 4, 2009, was entered into by and among the Company, Wynnefield Partners (and its affiliates), Caiman Partners (and its affiliates), KCM (Wynnefield Partners (and its affiliates), Caiman Partners (and its affiliates) and KCM are collectively referred to as the “Settlement Parties”), and, solely with respect to Section 8(b) of the Settlement Agreement in each of their respective capacities as shareholders, Jack A. Henry, Paul D. Quadros, Thomas M. Reahard, Thomas J. Toy and Edward A. White (collectively, the “Shareholder Parties”).  Pursuant to the terms of the Settlement Agreement, the Company agreed to expand its Board from five to seven directors and to appoint two of the Settlement Parties’ nominees, Melvin L. Keating and Brian R. Kahn, to the Board.  Mr. Kahn was also appointed to the Board’s Strategic Alternatives

Committee, which oversaw the Company’s review of strategic alternatives to enhance shareholder value, and the Board’s Compensation and Corporate Governance and Nominating Committees.

The Settlement Agreement also provided that (i) at the 2009 Annual Meeting, the Company would seek shareholder approval to amend its charter to enable shareholders representing more than 50% of the Company’s outstanding shares to amend the Company’s bylaws; (ii) the Company would amend its bylaws to provide that shareholders representing at least 30% of the Company’s outstanding shares may call a special meeting of the Company’s shareholders; and (iii) the Board’s Compensation Committee would examine and consider the use of performance-based criteria with respect to future equity awards and grants.

The Settlement Agreement also prohibited the Settlement Parties from purchasing or otherwise acquiring beneficial ownership of any shares or other Company securities, if immediately after such purchase or acquisition, (i) Wynnefield Partners (and its affiliates) would, in the aggregate, beneficially own more than 9.9% of the Company’s outstanding shares or (ii) KCM and Caiman Partners (and its affiliates) would, in the aggregate, collectively beneficially own more than 9.9% of the Company’s outstanding shares.

The Settlement Agreement further provided that the Settlement Parties would (i) terminate their proxy solicitation and withdraw their proposed slate of Director Nominees for election at the 2009 Annual Meeting, and (ii) vote all of their shares in favor of the Board’s nominees at the 2009 Annual Meeting.  The Settlement Parties also agreed to certain standstill provisions until the Company’s 2010 annual meeting of shareholders.

On February 9, 2009, Messrs. Kahn and Keating were appointed to the Company’s Board.  Mr. Kahn was further appointed to the Board’s Strategic Alternatives Committee, Corporate Governance and Nominating Committee, and Compensation Committee.  Mr. Keating was appointed to the Board’s Audit Committee and Operations Committee.

Following the execution of the Settlement Agreement and the appointment of Messrs. Kahn and Keating to the Company’s Board, the Wynnefield Group and the Caiman Group ceased to be a group under the Exchange Act, and the Group entered into an agreement dated as of February 10, 2009, pursuant to which their respective obligations under the Voting Agreement and the Joint Filing Agreement were terminated.

On June 15, 2009, Mr. Kahn was elected as Chairman of the Company’s Board.

On August 13, 2009, the Company, the Settlement Parties, and the Shareholder Parties entered into Amendment No. 1 to the Settlement Agreement (the “Settlement Amendment”).  The Settlement Amendment amends the Settlement Agreement to allow for the acquisition of shares by Brian R. Kahn, Caiman Partners (and its affiliates), and KCM (collectively, the “Kahn Entities”) pursuant to a single tender offer to all of the Company’s shareholders, wherein, after the tender offer, the Kahn entities may collectively own (after aggregating all ownership whether acquired before or after the tender offer) up to 19.99% of the issued and outstanding shares.  In addition, the Settlement Amendment states that the Kahn Entities (i) agree to vote, at the Company’s 2010 annual shareholders’ meeting, all shares beneficially owned by them for each of the Company’s nominees for election to the Company’s Board, and (ii) will cause their respective officers, directors, employees, representatives and agents to vote any shares beneficially owned by them in connection with any matter or proposal submitted to a vote of the Company’s shareholders as recommended by a majority of the members of the Company’s Board.

Except as set forth in this Offer to Purchase, none of the Purchaser, Desert Management, Brian R. Kahn, Caiman Partners, Caiman Capital, Caiman Management, or KCM has, during the past two years, (i) had any negotiations, transactions or material contacts with the Company or its affiliates concerning any merger, consolidation or acquisition, a tender offer for or other acquisition of any class of the Company’s securities, an election of the Company’s directors or a sale or other transfer of a material amount of assets of the Company, or (ii) consummated any transaction with the Company, the Company’s affiliates, or any executive officer or director of the Company.

SECTION 12.      PURPOSE OF THE OFFER; PLANS FOR THE COMPANY

We are acquiring the shares for investment purposes with a view towards making a profit and not for the purpose of acquiring control over or influencing the business of the Company.  We have not retained an independent party to evaluate or render any opinion with respect to the fairness of the Offer and no representation is made as to the fairness of the Offer.

The Company recently announced that it believes shareholder value will be most enhanced by a focus on the Company’s core defense electronics business coupled with strategic growth by acquisition in the broad defense market.  The Offer demonstrates our support for the Company’s new focus on strategic growth by acquisition and provides an expeditious manner for us to acquire shares given the limited liquidity in the trading market for the shares.  The Offer also provides the Company’s shareholders with an opportunity to sell their shares despite the limited liquidity in the trading market for such shares.

The offering price of $4.25 per share represents an approximately 5% premium over the closing price of $4.05 per share reported on the NASDAQ Global Market on August 12, 2009 (which was the last full trading day before our intention to make the Offer was announced) and an approximately 1.7% premium over the closing price of $4.18 per share reported on the NASDAQ Global Market on August 17, 2009 (which was the last full trading day before commencement of the Offer).

We currently do not have any plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•
any change in the present Board or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the Company’s corporate structure or business;

•
any class of equity securities of the Company (including the shares) to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association; or

•	any class of equity securities of the Company (including the shares) becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

We recognize that if we obtain an ownership position greater than 10% in the Company we will become subject to the reporting and short-swing profits provisions of Section 16 of the Exchange Act.  As a director of the Company, Brian R. Kahn is already subject to the provisions of Section 16 of the Exchange Act.

Subsequent to the expiration of the Offer, we may from time to time consider, although we have no current plans to do so, additional purchases of shares of the Company pursuant to one or more open-market purchase programs, through private transactions or through tender offers or otherwise, subject to applicable law.  Future purchases may be on the same terms or on terms that are more or less favorable to the Company’s shareholders than the terms of the Offer.

In addition, following consummation of the Offer, we may also determine to dispose of the shares, in whole or in part, at any time and from time to time, subject to applicable laws.  We may also decide to change our intentions with respect to the purposes and plans described in this Section 12.  Any such decision would be based on our assessment of a number of different factors, including, without limitation, the business, prospects and affairs of the Company, the market for the shares, the condition of the securities markets, general economic and industry conditions and other opportunities available to us.

SECTION 13.     CONDITIONS TO THE OFFER

Notwithstanding any other term of the Offer, we shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-l(c) (which relates to our obligation to pay for or return tendered shares promptly after the termination or withdrawal of the Offer), to pay for, and may postpone the acceptance for payment of and payment for, shares tendered, and we may amend the Offer or terminate the Offer and not accept for payment any tendered shares, if, at any time on or after August 13, 2009 (the date of the initial announcement of our intention to make the Offer), and before the time of payment for any such shares (whether or not any shares have theretofore been accepted for payment pursuant to the Offer), any of the following events shall occur or conditions shall exist:

•
there shall have occurred (i) any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, would adversely affect, the extension of credit by banks or other financial institutions, (iii) a 10% decrease in the market price for the shares or in the general level of market prices for equity securities in the United States, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

•
any change (or condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of the Company or any of its subsidiaries or affiliates that, in our reasonable judgment, has a material adverse effect on the Company or us or any of our or the Company’s subsidiaries or affiliates, or we shall have become aware of any fact that, in our reasonable judgment, will have a material adverse effect on the value of the shares;

•
legislation amending the Code has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would materially adversely affect us or any of our affiliates;

•
there shall be threatened, instituted, or pending any action, proceeding, application or counterclaim by any person unrelated to Purchaser or by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which (i) challenges or seeks to challenge, restrain or prohibit the making of the Offer, the acquisition by us of the shares, or any other matter directly or indirectly relating to the Offer, or seeks to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer, (ii) seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares, (iii) seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares, including, but not limited to, the right to the shares purchased by us on all matters properly presented to the Company’s shareholders, (iv) might result, in our reasonable judgment, in a limitation of the benefits expected to be derived by us as a result of the transactions contemplated by the Offer or the value of the shares to us, (v) otherwise could materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of the Company or any of its subsidiaries or affiliates, or (vi) otherwise directly or indirectly relates to the Offer or which otherwise, in our reasonable judgment, might adversely affect us, the Company or any of our or the Company’s subsidiaries or affiliates or the value of the shares;

•
any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or the Company or any of our or the Company’s subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment, (i) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder, (ii) would or might prohibit, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us thereof, including the exercise of voting or other shareholder rights with respect to the shares purchased pursuant to the Offer or the receipt of any distributions or other benefits of ownership of the purchased shares to which owners of shares are entitled generally, or (iii) otherwise would reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or the Company or any of our or the Company’s subsidiaries or affiliates;

•
tender or exchange offer for any shares of the capital stock of the Company shall have been made or publicly proposed to be made by another person, or it shall have been publicly disclosed or we shall have learned that (i) any person, entity or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired, or proposed to acquire, more than five percent of any class or series of capital stock of the Company (including the shares), or shall have been granted any option or right, conditional or otherwise, to acquire more than five percent of any class or series of capital stock of the Company (including the shares) other than acquisitions for bona fide arbitrage purposes and other than acquisitions by any person, entity or group which has publicly disclosed such ownership in a Schedule 13D or 13G (or an amendment thereto on file with the SEC on or prior to the expiration of the Offer), (ii) any such person, entity or group which has publicly disclosed such ownership prior to such date shall have acquired or proposed to acquire more than one percent of any class or series of capital stock of the Company (including the shares) or shall have been granted any option or right to acquire more than one percent of any class or series of capital stock of the Company (including the shares), (iii) any new group shall have been formed which beneficially owns more than five percent of any class or series of capital stock of the Company (including the shares), (iv) any such person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for any shares or other business combination with or involving the Company or (v) any person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire the Company or assets or securities of the Company; or

•
any approval, permit, authorization, favorable review or consent of any governmental, administrative or regulatory entity, agency or authority with jurisdiction over the Offer, Purchaser or the Company shall not have been obtained on terms satisfactory to us in our reasonable discretion;

which, in our reasonable judgment, in any such case, and regardless of the circumstances (including any action or inaction by us) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

All the foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition (including any action or inaction by the Company) or may be waived by us in whole or in part at any time and from time to time prior to the expiration of the Offer in our reasonable discretion.  Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.  Any determination by us concerning the events described in this Section 13 will be final and binding upon all parties.

SECTION 14.      LEGAL MATTERS

General.  Except as described in this Section 14, based on a review of publicly available filings the Company has made with the SEC and other publicly available information concerning the Company, we are not aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any governmental entity that would be required or desirable for the acquisition or ownership of shares by us as contemplated by the Offer.  Should any approval or other action be required or desirable, we currently contemplate that we will seek or request the Company to seek that approval or other action.  There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions.  Should any such approval or other action not be obtained or be obtainable only subject to substantial conditions, we could decline to accept for payment or pay for any shares tendered.  See Section 13 of this Offer to Purchase, “Conditions to the Offer.”

Indiana’s Business Combination Statute.  Indiana’s Business Combination Statute (IC 23-1-43) prohibits, for a period of five years after the date a person becomes an “interested shareholder” (as defined in the statute), any “business combination” (as defined in the statute) between a “resident domestic corporation” (as defined in the statute) and the interested shareholder, unless either (i) the proposed business combination, or (ii) the acquisition of voting power that made the person an interested shareholder, was approved by the resident domestic corporation 's board of directors before the date such person became an interested shareholder.  On August 7, 2009, the Company’s Board approved the acquisition of the shares pursuant to the Offer, therefore the acquisition of the shares pursuant to the Offer will not cause Indiana’s Business Combination Statute to restrict any business combination between the Company and any of the Purchaser, Desert Management, or Brian R. Kahn.

Other State Takeover Laws.  Other than Indiana’s Business Combination Statute, we are not aware of any fair price, moratorium, control share acquisition or other form of antitakeover statute, rule or regulation of any state or jurisdiction that applies to the Offer.  Except as described in this Offer to

Purchase, we have not attempted to comply with any state takeover statute or regulation in connection with the Offer.  We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right.  In the event that any state takeover statute is found applicable to the Offer, we may be unable to accept for payment or pay for shares tendered pursuant to the offer or be delayed in continuing or consummating the Offer.  In such case, we may not be obligated to accept for payment or pay for any shares tendered.  See Section 13 of this Offer to Purchase, “Conditions to the Offer.”

SECTION 15.     FEES AND EXPENSES

We have retained D. F. King & Co., Inc. to act as the information agent and American Stock Transfer & Trust Company, LLC to serve as the depositary in connection with the Offer.  The services to be performed by American Stock Transfer & Trust Company, LLC as depositary for the Offer are separate and distinct from the services American Stock Transfer & Trust Company, LLC performs as the Company’s transfer agent.  The information agent and the depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against various liabilities and expenses in connection therewith, including various liabilities and expenses under the federal securities laws.  The information agent may contact the Company’s shareholders by mail, facsimile or personal interviews and may request banks, brokers, dealers, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners of the shares.

We will not pay any fees or commissions to any broker or dealer or other person, other than the depositary and the information agent, in connection with the solicitation of tenders of shares under the Offer.  We will reimburse banks, brokers, dealers, trust companies and other nominees on their request for customary mailing and handling expenses they incur in forwarding materials to their customers.

SECTION 16.       DIVIDENDS AND DISTRIBUTIONS

If, on or after August 13, 2009 (the date of the initial announcement of our intention to make the Offer), the Company should (a) split, combine or otherwise change the shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding shares or other securities or (c) issue or sell additional shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of Section 13 of this Offer to Purchase, “Conditions to the Offer,” we, in our sole discretion, may make such adjustments as we deem appropriate in the Offer price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

According to the Company’s Form 10-K for the fiscal year ended September 27, 2008, filed with the SEC on December 11, 2008, (i) the Company has not paid cash dividends on the shares and does not expect to do so in the foreseeable future, (ii) the Company intends to retain all earnings to provide funds for the operation and expansion of their business, and (iii) the Company’s revolving line of credit agreement precludes the payment of cash dividends on the shares.  If on or after August 13, 2009 (the date of the initial announcement of our intention to make the Offer), the Company should declare or pay any cash dividend or other distribution on the shares, or issue, with respect to the shares, any additional shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the shares purchased pursuant to the Offer to us or our nominees or transferees on the Company’s stock transfer records, then, subject to the provisions of Section 13 of this Offer to Purchase, “Conditions to the Offer,” (i) the Offer price will be reduced by the amount of any such cash dividend or cash distribution and (ii) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for our account and will be required to be promptly remitted and transferred by each tendering shareholder to the depositary for our account, accompanied by appropriate documentation of transfer, or (b) at our direction, be exercised for our benefit, in which case the proceeds of such exercise will promptly be remitted to us.  If the Offer price is reduced pursuant to the preceding sentence, and if, at the time that notice of any such reduction in the Offer price is first published, sent or given to holders of shares, the Offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of such notice, then the Offer will be extended at least until the expiration of such period of ten business days.  Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer price for the shares or deduct therefrom the amount or value thereof, as we determine in our sole discretion.

SECTION 17.     MISCELLANEOUS

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not comply with the laws of that jurisdiction.  We are not aware of any jurisdiction in which the making of the Offer or the tender of shares in connection therewith would not be in compliance with the laws of such jurisdiction.  If we become aware of any state law prohibiting the making of the Offer or the acceptance of shares pursuant thereto in such state, we will make a good faith effort to comply with any such state statute or seek to have such state statute declared inapplicable to the Offer.  If, after such good faith effort, we cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the letter of transmittal and, if given or made, that information or representation must not be relied on as having been authorized.

We have filed with the SEC a Schedule TO under Exchange Act Rule 14d-3, together with exhibits, furnishing additional information with respect to the Offer, and may file amendments thereto.  That schedule and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 of this Offer to Purchase, “Information Concerning the Company.”

August 18, 2009	Desert Equity LP

The letter of transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder’s bank, broker, dealer, trust company or other nominee to the depositary at one of its addresses set forth below.

The Depositary for the Offer is:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By Mail: American Stock Transfer & Trust Company, LLC 59 Maiden Lane Plaza Level New York, NY 10038	By Overnight Courier or By Hand: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance may be directed to the Information Agent as set forth below.  Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent, and copies will be furnished promptly at the Purchaser’s expense.  Copies of the Offer to Purchase, the related Letter of Transmittal and the other tender offer materials may also be obtained from the Information Agent’s website, http://www.dfking.com/tender, or the SEC’s website, http://www.sec.gov.  Shareholders may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D. F. King & Co., Inc.

48 Wall Street
22nd Floor
New York, NY 10005

Banks and Brokerage Firms, Call Collect: (212) 269-5550

All Others Please Call Toll Free: (800) 488-8035